Exhibit 10.1

January 9, 2009

Amendment to time Brokerage agreement Between Island Broadcasting Company and Echo Broadcasting
Group, Inc.

This is a modification of the prior payment schedules by Echo Broadcasting Group Inc. to Island Broadcasting Co., per agreements dated November 1, 2005 and modified November 7, 2007.

This modification shall read as follows:

Payments shall be $150,000.00 on the following dates: Feb 1, Mar. 1, Apr. 1, and May 1, 2009. In addition, the amount that was due on Dec. 31, 2008, which amount was approx. $1,640,000.00, shall be reduced by half, and paid $500,000.00 on March 1, 2009, and $320,000.00 on May 15, 2009.
The $250,000.00 that was due on Jan. 1, 2009, and the additional $100,000.00 due on the first of Feb, Mar., Apr. and May l, 2009, shall be waived. Payments of $250,000.00 per month, per the November 7, 2007 agreement will commence on June 1, 2009 and continue thereafter. Additionally the revenue sharing fee of the agreement shall be waived up to June 1, 2009. And will commence thereafter.

Effective June 1st, 2009 Echo Broadcasting will adhere to the original terms and conditions of the agreements.

If any of the amounts stated above are not wired to Island's account on or before the stated due dates, the above referenced agreements will terminate at 5PM on those due dates. The above represent the entire amounts due under the referenced agreements.

Agreed arm accepted by:

/s/  Richard Bogner
Island Broadcasting Co.  1/9/09                                                                                     Echo Broadcasting Group, Inc..

Richard Bogner, President                                                                           Alex Shvarts, CEO